UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14(c)-5(d)(2))

☒	Definitive Information Statement

TELANETIX, INC.
(Name of the Registrant as Specified in its Charter)

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TELANETIX, INC.
11201 SE 8th Street, Suite 200
Bellevue, Washington 98004

NOTICE OF ACTION BY
WRITTEN CONSENT OF STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE NOT REQUIRED TO SEND US A PROXY

 Dear Stockholder:

This Information Statement is being furnished by the Board of Directors of Telanetix, Inc., a Delaware corporation, to holders of record of the company’s common stock, par value $0.0001 per share, pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended.  The purpose of this Information Statement is to inform the company’s stockholders of actions taken by written consent of the holders of a majority of the company’s voting stock dated April 27, 2012.  This Information Statement shall be considered the notice required under Section 228 of the Delaware General Corporation Law.

The actions taken by written consent of the holders of a majority of the company’s voting stock will not become effective until at least 20 days after the mailing of this Information Statement.

THIS IS NOT A NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND NO ANNUAL STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH IS DESCRIBED HEREIN.

Date: April 27, 2012

By order of the Board of Directors:

/s/ Douglas N. Johnson
Douglas N. Johnson
Chief Executive Officer and Director

TELANETIX, INC.
11201 SE 8th Street, Suite 200
Bellevue, Washington 98004

INFORMATION STATEMENT

Introduction

Telanetix, Inc., a Delaware corporation, with its principal executive offices located at 11201 SE 8th Street, Suite 200, Bellevue, Washington 98004, is sending you this Information Statement, in lieu of a proxy statement, to notify you of actions that the holders of a majority of the company’s outstanding voting capital stock have taken by written consent, in lieu of an annual meeting of stockholders. References in this Information Statement to the “Company,” “our company,” “us,” “we,” or “our” are to Telanetix, Inc., a Delaware corporation.  Copies of this Information Statement are being mailed to the holders of record on April 26, 2012 (the “Record Date”) of the outstanding shares of our common stock.  This Information Statement is being mailed on or before May 20, 2012.

General Information

The following actions were authorized by the written consent of the holders of a majority of the Company’s outstanding voting capital stock, in lieu of an annual meeting on May 20, 2012:

1.	The election of five nominees named in this Information Statement as directors to hold office for one year and until their successor are elected and qualified (the “Election of Directors”).

Each share of the Company’s common stock entitles its holder to one vote on each matter submitted to stockholders of the Company.   However, because the stockholders holding at least a majority of the voting rights of all outstanding shares of capital stock as of the Record Date have voted in favor of the foregoing actions by written consent, no other consents are solicited in connection with this Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND A PROXY.

We currently expect the effective date of the Election of Directors will be May 20, 2012.

We recommend that you read this Information Statement in its entirety for a full description of the director nominees.

We will pay all expenses incurred in connection with the distribution of this Information Statement.  We will request brokerage houses, nominees, custodian, fiduciaries and other similar persons or entities to forward this Information Statement to beneficial owners of its voting securities held of record by them, and we will reimburse those persons or entities for out-of-pocket expenses incurred in forwarding the Information Statement.

VOTES REQUIRED; MANNER OF APPROVAL

Actions By Written Consent

Under Section 228 of the Delaware General Corporation Law (the “DGCL”) and our bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that will be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon consented to such action in writing.  Prompt notice of any action so taken by written consent must be provided to all stockholders.

As of the Record Date, 4,820,098 shares of our common stock were issued and outstanding with the holders thereof being entitled to cast one vote per share. On April 27, 2012 and as of the Record Date, EREF-TELA, LLC, HCP-TELA, LLC and CBG-TELA, LLC, all of whom are affiliates of Hale Capital Partners, LP (collectively, the “Majority Holders”), collectively held 4,058,932 shares of our common stock, which represented approximately 84.2% of the shares outstanding.

Election of Directors

Under Section 228 of the DGCL and our bylaws, approval of the election of a nominee as a director requires the affirmative vote of the holders of a majority of the voting power of our common stock.  In accordance with the DGCL and our bylaws, acting by written consent, the Majority Holders approval of the Election of Directors will be effective on May 20, 2012.  As a result, no additional vote or consent is required by our other stockholders to approve the Election of Directors.

 ELECTION OF DIRECTORS

Effective on May 20th, five directors will be elected to hold office for one year or until their successors are elected and qualified.  Each of the nominees is currently a director of the Company and has consented to serve upon election, and we have no reason to believe that any nominee will be unable to serve. If any nominee becomes unavailable or unable to serve before elected, the Board of Directors may determine to leave the position vacant, reduce the number of authorized directors or designate a substitute nominee. The Majority Holders have informed the Company that it will cast its votes for a substitute chosen by the Board of Directors of the Company and approved by the Majority Holders.

Nominees for Director

The names of the director nominees, their ages as of April 27, 2012 and other information about them are set forth below.

Name	Position	Age
Steven J. Davis	Director	45
Martin Hale, Jr.	Chairman	40
Charles Hale	Director	40
David A. Rane	Director	57
Douglas N. Johnson	Director and Chief Executive Officer	52

Mr. Davis was appointed to our board of directors on June 11, 2007.  He has practiced business and corporate law since 2005 in his law firm, Steven James Davis, A Professional Corporation.  From 2002 to 2005, Mr. Davis served as general counsel and corporate secretary of Molecular Imaging Corporation, a publicly traded healthcare company.  From 2000 to 2002, he served as legal counsel for Leap Wireless International, Inc.  Before joining Leap Wireless, Mr. Davis was an attorney in the business and corporate group in the San Diego office of the law firm of Luce, Forward, Hamilton & Scripps LLP. Mr. Davis also serves on the board of directors of Theragene, Inc., a privately-held biotech company.

Mr. Martin Hale, Jr. was appointed to our board of directors on July 2, 2010 and serves as chairman of our board of directors. He has served as the founder and CEO of Hale Capital Partners since 2007, an investment firm with private equity experience focused on investing in small and micro-cap public companies.  Before joining Hale Capital Investors, Mr. Hale was a Managing Director and member of the founding team of Pequot Ventures (d/b/a FirstMark Capital), which he joined in 1997.  He served as a member of its Investment and Operating Committees from 2002 to 2007.  Prior to joining Pequot Ventures, Mr. Hale was an associate with Geocapital Partners, an early stage venture capital firm.  Prior to joining Geocapital Partners, Mr.  Hale was an analyst in information technology M&A at Broadview International.  Mr. Hale graduated from Yale University with a B.A. cum laude with distinction.

Mr. Charles Hale was appointed to our board of directors on July 14, 2010.  Since 2009, he has been President of DMEP Corporation d/b/a Hale Global, an investment firm oriented to assisting management teams with the transformation of undervalued organizations into industry leaders.  From January 2007 to December 2008, Mr. Hale served as a Managing Director for York Capital Management focused on active/control private equity investments.  From 2002 through 2006, Mr. Hale was President of Hale Global's predecessor, DivestCap Management Corporation.   Mr. Hale was President of Summit Design, Inc. for its DivestCap-led buyout and turnaround until its acquisition in 2006 by Mentor Graphics.  Mr. Hale was President of LocationLogic LLC for its 2009 Hale Global and Hale Capital Partners buyout, turnaround, and sale to Telecommunication Systems, Inc. Mr. Hale currently serves as Managing Member of QL2 Software LLC, and is on the advisory board for the Bearingpoint, Inc. Liquidating Trust.   Mr. Hale received his B.A. from Yale and M.B.A from Harvard Business School.

Mr. Rane was appointed to our board of directors on June 11, 2007.  Mr. Rane served as the chief financial officer of NextImage Medical, Inc., a medical services company, from February 2008 to January 2011.  From November 2004 to February 2008, he served as a senior vice president and chief financial officer of World Waste Technologies, Inc. (OTCBB:WDWT).  Previously, from May 2004 to November 2004, he served as vice chancellor for financial management for the National University System.  Before that, he served as executive vice president of two development stage companies: SureBeam Corporation from 2001 to 2004 and StoreRunner Network, Inc. from 2000 to 2001.  StoreRunner Network filed bankruptcy in 2001 and SureBeam Corporation filed bankruptcy in 2004.   Mr. Rane served as executive vice president and chief financial officer for Callaway Golf Company from 1994 to 2000.  Prior to that time, Mr. Rane was an executive with PricewaterhouseCoopers for 14 years in their San Diego, Brussels, and national offices.  Mr. Rane is a certified public accountant (inactive) and holds a B.A. in accounting from Brigham Young University.

Mr. Johnson was appointed to our board of directors on September 14, 2007 in connection with our acquisition of AccessLine Holdings, Inc.  He currently serves as our chief executive officer.  Mr. Johnson joined the executive management team of AccessLine Communications in 2000 as the chief operating officer and was its chief executive officer from 2003 until we acquired it in 2007.   Before joining AccessLine, he managed the Wireless IP and Wireless Office Services in North America for AT&T Wireless's Advanced Services Organization.  Before that position he served as AT&T Wireless's North American Vice President for Global Markets.  Mr. Johnson is an honor graduate from Washington State University.

In addition to the information above regarding each nominee’s business experience and service on the boards of directors of other companies, our board of directors considered the following experience, qualifications or skills of each of the nominees in concluding that each director nominee is qualified to serve as a director. The information below is not intended to be an exhaustive list of the qualifications that the board of directors considered with respect to the nominees.

Mr. Davis has practiced business and corporate law since 1992 advising companies, management and boards of directors in business similar to ours in all areas of operations, including corporate governance and public reporting matters. He has worked with us since 2005 and has experience specific to our history and generally in our industry.

Mr. M. Hale was appointed to our board pursuant to the terms of the Hale Securities Purchase Agreement (as defined below at ‘Related Party Transactions’).  He is an affiliate of the Majority Holders and is deemed to be one of the beneficial owners of the shares held by the Majority Holders.

Mr. C. Hale is serving on our board of directors, pursuant to the Hale Securities Purchase Agreement, as a designee of HCP-TELA, LLC, an affiliate of Hale Capital Partners, LP. Mr. C. Hale is the investment advisor of a trust that is a member of CBG-TELA, LLC, one of our stockholders.

Mr. Rane brings his experience as an executive officer and chief financial officer of three public companies to our board. He also has in-depth knowledge of accounting and financial issues related to public companies due to his previous experience as an auditor of public companies. He is serving on our board of directors, pursuant to the Hale Securities Purchase Agreement, as a designee of HCP-TELA, LLC, an affiliate of Hale Capital Partners, LP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of April 27, 2012 for:

•	each person, or group of affiliated persons, known to us to own beneficially 5% or more of our outstanding common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

The information in the following table has been presented in accordance with the rules of the Securities and Exchange Commission, which provide that beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any options, warrants or other rights.  Shares subject to options, warrants or other rights are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  Except as indicated below and under applicable community property laws, we believe that the beneficial owners identified in this table have sole voting and investment power with respect to all shares beneficially owned by such beneficial owner.

Percentage of beneficial ownership is based on 4,820,098 shares of common stock outstanding as of April 27, 2012.

Information with respect to beneficial ownership has been furnished by each director, executive officer or five percent or more stockholder, as the case may be.

Name and Address of Beneficial Owner*	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
5% Stockholders:
Hale Capital Partners, LP (1)	2,705,956	56.1%
Hale Fund Management LLC (2)	1,352,982	28.1%

Named Executive Officers and Directors:
Paul C. Bogonis (6)	5,132	**
Rob Cain (8)	35,794	**
Steven J. Davis (3)	11,862	**
Charles Hale (4)	--	**
Martin Hale, Jr. (1)(2)	4,058,938	84.2%
Douglas N. Johnson (5)	120,050	2.4%
David A. Rane (7)	7,334	**
All Executive Officers and Directors as a group (7 persons)	4,239,110	87.9%

*
Each stockholder may be contacted at our corporate offices unless otherwise indicated in the footnotes below.  The address of our corporate offices is 11201 SE 8th Street, Suite 200, Bellevue, WA 98004.

**	Less than one percent.
(1)
Consists of 2,705,956 shares of common stock held by HCP-TELA, LLC (“HCPT”) and excludes an additional 103,899 shares issuable in connection with the Contingent Share Issuance under the Securities Purchase Agreement.  Hale Capital Partners, LP, a Delaware limited partnership (“HCP”), is the managing member of HCPT. Hale Fund Partners, LLC, a Delaware limited liability company (“HFP”), is the general partner of HCP. Martin M. Hale, Jr., an individual, is the managing member and sole owner of HFP, and as such, has the power to direct the vote and disposition of these shares. Mr. Hale and each of the foregoing entities, other than HCPT, solely with respect to the common stock deemed beneficially owned by them respectively, disclaims ownership of all shares held by HCPT. This stockholder’s address is 570 Lexington Avenue, 49th Floor, New York, NY 10022.

(2)
Consists of 579,850 shares of common stock held by EREF-TELA, LLC (“EREF”) and excludes an additional 29,021 shares of common stock issuable to EREF in connection with the Contingent Share Issuance under the Securities Purchase Agreement; 773,132 shares of common stock held by CBG-TELA, LLC (“CBG”) and excludes an additional 38,694 shares of common stock issuable to CBG in connection with the Contingent Share Issuance under the Securities Purchase Agreement. Hale Fund Management, LLC, a Delaware limited liability company (“HFM”), is the manager of each of EREF and CBG.  Martin M. Hale, Jr., an individual, is the chief executive officer and sole owner of HFM, and as such, has the power to direct the vote and disposition of these shares. Mr. Hale and each of the foregoing entities, other than EREF and CBG solely with respect to the common stock deemed beneficially owned by them respectively, disclaims ownership of all shares held by EREF and CBG. This stockholder’s address is 570 Lexington Avenue, 49th Floor, New York, NY 10022.

(3)	Consists of 6,528 shares of common stock as to which Mr. Davis has shared voting and investment power and 5,334 shares of common stock issuable upon the exercise of stock options.
(4)
Excludes shares held by CBG. Mr. C. Hale is the investment advisor to the Charles Hale Family 2009 Irrevocable Trust (the “Trust”). The Trust is a member of CBG, holding 25% of the membership units of CBG. See footnote 1 above for information regarding the holdings of our shares by CBG. HFM is the sole manager of CBG. Neither Mr. C. Hale nor the Trust has the power to vote or dispose of, or the power to direct the voting or disposition of, the shares owned by CBG, however, HFM is required to obtain the prior written consent of the members of CBG before disposing of the shares owned by CBG. While the members of CBG have the right to reject a decision concerning the disposition of securities held by CBG, including our shares, the Trust's ownership interest in CBG is not sufficient for the Trust to reject a dispositive decision on its own.  Mr. C. Hale therefore disclaims beneficial ownership of the shares held by CBG.

(5)
Consists of 38,209 shares of common stock and 81,841 shares of common stock issuable upon the exercise of stock options.  Excludes 194,567 shares of common stock issuable upon the exercise of performance based stock options that did not have a reasonable likelihood of vesting within 60 days of April 26, 2012.

(6)
Consists of 5,132 shares of common stock issuable upon the exercise of stock options.  Excludes 88,201 shares of common stock issuable upon the exercise of performance based stock options that did not have a reasonable likelihood of vesting within 60 days of April 26, 2012.

(7)	Consists of 2,000 shares of common stock and 5,334 shares of common stock issuable upon the exercise of stock options.
(8)	Consists of 8,102 shares of common stock and 27,692 shares of common stock issuable upon the exercise of stock options. Excludes 152,614 shares of common stock issuable upon the exercise of performance based stock options that did not have a reasonable likelihood of vesting within 60 days of April 26, 2012.

CORPORATE GOVERNANCE

Our Board of Directors

Leadership Structure

The chairman of our board of directors and chief executive officer positions are currently separated.  Mr. M. Hale has served as chairman of our board of directors since July 2010. Our bylaws do not require our board of directors to separate the roles of chairman and chief executive officer but provides our board of directors with the flexibility to determine whether the two roles should be combined or separated based upon the Company’s needs.  Our board of directors believes the separation of the chairman and the chief executive officer roles is the appropriate structure for the company at this time. The current leadership structure serves as an aid in the board of directors’ oversight of management and it provides the Company with sound corporate governance practices in the management of its business.

Risk Management

The board of directors discharges its responsibilities, and assesses the information provided by the Company's management and the independent auditor, in accordance with its business judgment.  Management is responsible for the preparation, presentation, and integrity of the Company's financial statements, and management is responsible for conducting business in an ethical and risk mitigating manner where decisions are undertaken with a culture of ownership.  Our board of directors oversees management  in their duty to manage the risk of our company and each of our subsidiaries. Our board of directors regularly reviews information provided by management as management works to manage risks in the business. Our board committees assist the full board of directors’ oversight by focusing on risks related to the particular area of concentration of the relevant committee. For example, the compensation committee oversees risks related to our executive compensation plans and arrangements, the audit committee oversees the financial reporting and control risks and the nominating & governance committee oversees risks associated with the independence of our board of directors and potential conflicts of interest. If a risk is of sufficient magnitude, a committee reports on the  discussions of the applicable relevant risk to the full board of directors during the committee reports portion of the board of directors meetings. The full board of directors incorporates the insight provided by these reports into its overall risk management analysis.

Meetings

Our board of directors held eleven meetings during fiscal year 2011.  No director who served as a director during the past year attended fewer than 75% of the aggregate of the total number of meetings of our board of directors and of the total number of meetings of committees of our board of directors on which he/she served during such person's tenure on our board of directors and respective committees.

Director Independence

Our board of directors has determined that two of our current directors – Messrs. Davis and Rane are independent as defined by the Nasdaq Marketplace Rules.

Director Nomination Process

Director Qualifications

In evaluating director nominees, our nominating & governance committee considers, among others, the following factors:

•	Integrity;

•	Independence;

•	Diversity of viewpoints and backgrounds;

•	Extent of experience;

•	Length of service;

•	Number of other board and committee memberships;

•	Leadership qualities; and

•	Ability to exercise sound judgment.

Our board of directors does not have a formal policy with regard to the consideration of diversity in the identification of director nominees but recognizes the importance of diversity across all levels of the Company.

Contractual Board Appointments

Our board of directors appointed Mr. M. Hale to our board of directors pursuant to the terms of the Hale Securities Purchase Agreement.  Pursuant to the terms of that agreement, Mr. C. Hale and Mr. Rane are serving on our board of directors as designees of HCP-TELA, LLC, one of the holders of the 2010 notes, and such directors agreed to resign from their position as director if HCP-TELA, LLC were to so request in the future. In addition, under the terms of Hale Securities Purchase Agreement, we and the holders of the 2010 notes agreed that we would take all necessary action to ensure that for so long as any of the 2010 notes are outstanding or at least 10% of the shares of common stock issued to the holders of the 2010 notes pursuant to the Hale Securities Purchase Agreement, our board of directors shall consist of not more than five directors.  See “CERTAIN RELATIONSHIP & RELATED TRANSACTIONS—Related Party Transactions” below for additional information regarding the Hale Securities Purchase Agreement.

In addition, under the terms of Hale Securities Purchase Agreement, depending on whether any of the 2010 notes are outstanding and depending on the percentage of ownership the shares of common stock issued to the holders of the 2010 notes pursuant to the Hale Securities Purchase Agreement represent as compared to our then outstanding shares of common stock, we agreed to nominate and recommend for election at each annual (or special) meeting, or action in lieu of a meeting, of stockholders at which directors are to be elected a certain number of individuals designated by HCP-TELA, LLC to serve as directors as follows: (i) for so long as any of the 2010 notes are outstanding or the shares of common stock issued to the holders of the 2010 notes pursuant to the Hale Securities Purchase Agreement represent more than 40% of our outstanding common stock, the number of HCP-TELA, LLC designated directors we agreed to nominate and recommend for election is three; (ii) if none of the 2010 notes are outstanding and if the shares of common stock issued to the holders of the 2010 notes pursuant to the Hale Securities Purchase Agreement represent more than 20% but not more than 40% of our outstanding common stock, the number of HCP-TELA, LLC designated directors we agreed to nominate and recommend for election is two; and (iii) if none of the 2010 notes are outstanding and if the shares of common stock issued to the holders of the 2010 notes pursuant to the Hale Securities Purchase Agreement represent more than 10% but not more than 20% of our outstanding common stock, the number of HCP-TELA, LLC designated directors we agreed to nominate and recommend for election is one. Any directors designated by HCP-TELA, LLC shall serve on such committees of our board of directors as such director desires, provided that such designees meet the requisite listing and SEC requirements for membership on such committees.

Mr. M. Hale and Mr. C. Hale are brothers. Otherwise there are no family relationships among members of our management or directors.

Committees of Our Board of Directors

Our board of directors has, and appoints members to, a compensation committee, an audit committee and a nominating & governance committee.  The current members of these committees are identified below.

Director	Compensation	Audit	Nominating & Governance
Steven J. Davis	☒	☒	☒ (Chair)
Charles Hale	☐	☒	☐
Martin Hale, Jr.	☒ (Chair)	☐	☒
David A. Rane	☒	☒ (Chair)	☒

Compensation Committee.

Our compensation committee held two meetings during fiscal year 2011.  The functions of this committee include, among other things, to:

•
Discharge board of directors responsibilities relating to the compensation of our executives, including but not limited to, reviewing overall compensation and fringe benefits policies and our practices with respect to our executive officers; and

•	Recommending to our board of directors all changes in compensation for directors.

The responsibilities of the Compensation Committee are more fully described in the Compensation Committee Charter.  The Compensation Committee reviews the charter at least annually and modifies it as needed.  The Compensation Committee Charter can be found on our website at www.telanetix.com under Investors — Corporate Governance.

Audit Committee.

Our audit committee held four meetings during fiscal year 2011.  Our board of directors has determined that Mr. Rane qualifies as an "audit committee financial expert" as defined in Item 401(h) of Regulation S-K. The functions of this committee include, among other things, to:

•	Oversee the accounting and financial reporting processes of our company and the audits of our financial statements;

•	Serve as an independent and objective party to monitor our policies for internal control systems;

•	Retain our company's independent auditors, review and appraise their independence, qualifications and performance and approve the terms of engagement for audit service and non-audit services; and

•	Provide an open avenue of communication among the independent auditors, financial and senior management, and our board of directors.

Both our independent auditors and internal financial personnel have unrestricted access to our audit committee.  Management is responsible for the preparation, presentation, and integrity of the Company's financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company.  The independent auditors are responsible for auditing the Company's financial statements and for reviewing the Company's unaudited interim financial statements.  Our audit committee is responsible for overseeing this process but does not have the duty or obligation to plan or conduct any audit, to determine or certify that the Company's financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles or applicable law, or to guarantee the independent auditor’s report.

The responsibilities of the Audit Committee are more fully described in the Audit Committee Charter.  The Audit Committee reviews the charter at least annually and modifies it as needed.  The Audit Committee Charter can be found on our website at www.telanetix.com under Investors — Corporate Governance.
Nominating & Governance Committee.

Our nominating & governance committee held one meeting during fiscal year 2011.  The functions of this committee include, among other things, to:

•	Assist our board of directors in fulfilling its oversight responsibilities relating to our corporate governance matters;

•	Developing corporate governance guidelines;

•	Periodically evaluate our board of directors, its committees and individual directors;

•	Identify and select director nominees; and

•	Oversee our company's policies and practices relating to ethical and compliance issues.

The responsibilities of the Nominating & Governance Committee are more fully described in the Nominating & Governance Committee Charter.  The Nominating & Governance Committee reviews the charter at least annually and modifies it as needed.  The Nominating & Governance Committee Charter can be found on our website at www.telanetix.com under Investors — Corporate Governance.

Communications with our Board of Directors

Our stockholders may send correspondence to our board of directors c/o Corporate Secretary at Telanetix, Inc., 11201 SE 8th St. Suite #200, Bellevue, Washington 98004.  Our corporate secretary will forward stockholder communications to our board of directors prior to its next regularly scheduled meeting following the receipt of the communication.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics that applies to, among other persons, our president or chief executive officer as well as the individuals performing the functions of our chief financial officer, corporate secretary and controller. As adopted, our Code of Business Conduct and Ethics sets forth written standards that are designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications made by us;

•	the prompt internal reporting of violations of the Code of Business Conduct and Ethics to an appropriate person or persons identified in the Code of Business Conduct and Ethics; and

•	accountability for adherence to the Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics requires, among other things, that all of our personnel be afforded full access to our president or chief executive officer with respect to any matter which may arise relating to the Code of Business Conduct and Ethics. Further, all of our personnel are to be afforded full access to our board of directors if any such matter involves an alleged breach of the Code of Business Conduct and Ethics by our president or chief executive officer.

In addition, our Code of Business Conduct and Ethics emphasizes that all employees, and particularly managers and/or supervisors, have a responsibility for maintaining financial integrity within our company, consistent with generally accepted accounting principles, and federal, provincial and state securities laws. Any employee who becomes aware of any incidents involving financial or accounting manipulation or other irregularities, whether by witnessing the incident or being told of it, must report it to his or her immediate supervisor or to our president or chief executive officer.  If the incident involves an alleged breach of the Code of Business Conduct and Ethics by our president or chief executive officer, the incident must be reported to any member of our board of directors or use of a confidential and anonymous hotline phone number.  Any failure to report such inappropriate or irregular conduct of others is to be treated as a severe disciplinary matter. It is against our company policy to retaliate against any individual who reports in good faith the violation or potential violation of our Code of Business Conduct and Ethics by another.

Our Code of Business Conduct and Ethics is available, free of charge, to any stockholder upon written request to our Corporate Secretary at Telanetix, Inc., 11201 SE 8th St. Suite #200, Bellevue, Washington 98004.

Material Proceedings

To our knowledge, none of our directors, nominees for director, officers or affiliates, no owner of record or beneficial owner of more than five percent of our securities, or any associate of any of the foregoing, is a party adverse to us, or has a material interest adverse to us, in any material proceeding.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and beneficial owners of more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Directors, executive officers and greater than 10% beneficial owners are required by SEC regulations to furnish to us copies of all Section 16(a) reports they file.

Based solely on our review of the reports, except as described below, we believe that all required Section 16(a) reports were timely filed during our last fiscal year.  None of our directors, executive officers or greater than 10% beneficial owners filed any Form 5s.

EXECUTIVE MANAGEMENT

The following table sets forth information as to persons who currently serve as our executive officers.

Name	Age	Position
Douglas N. Johnson	52	Chief Executive Officer
Paul C. Bogonis	54	Chief Financial Officer
Rob Cain	47	Chief Operating Officer

For information about Mr. Johnson, see “Election of Directors,” above.

Paul C. Bogonis was appointed as our chief financial officer effective as of July 11, 2011.  From July 2007 to April 2011, Mr. Bogonis was chief financial officer of Top Layer Security, a global provider of high performance network intrusion prevention solutions which was acquired by Corero, plc.  From October 2006 to June 2007, Mr. Bogonis was vice-president of finance & administration of Elcom International, a B2B eCommerce software solutions provider.  Before Elcom, Mr. Bogonis was with Summit Design, Inc. as its vice-president of finance from 2002 through its acquisition by Mentor Graphics in 2006. Prior to joining Summit, Mr. Bogonis held positions as a senior financial executive in a variety of high technology companies.

Rob Cain was appointed as our chief operating officer effective as of January 31, 2011. From 2006 to 2010 Mr. Cain served as the Senior Vice President of Operations for Avure Technologies, a provider of high pressure technology to industrial and consumer products industries. From 2004 to 2005, Mr. Cain managed operations for ECCO Corporation; the world’s largest supplier of emergency warning products for commercial vehicles. From 1995 to 2004 Mr. Cain held various positions with SCP Global Technologies, a manufacturer of batch immersion tools, including VP of Engineering and later President of the European Division.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The compensation committee of our board of directors has the authority to establish compensation for our executive officers.  Management makes recommendations with respect to executive compensation annually.  The compensation committee then reviews those recommendations in light of (i) past compensation, (ii) our operating objectives and financial position; and (iii) compensation paid to similarly situated executives at competing companies. Final approval of changes in executive compensation are made at the discretion of the compensation committee. We have engaged compensation consultants to assist in determining the amount or form of executive compensation.

The following table provides information regarding the compensation awarded to, earned by, or paid to Mr. Johnson, our chief executive officer, Mr. Quinn, our former chief financial officer, Mr. Bogonis, our chief financial officer, and Mr. Cain, our chief operating officer during the years ended December 31, 2009, December 31, 2010 and December 31, 2011. We refer to these executive officers as our “named executive officers” elsewhere in this information statement.

2011 Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation	All Other Compensation ($)(5)	Total($)
Douglas N. Johnson	2011	225,000	37,220	--	--	--	262,220
CEO	2010	225,000	20,000	700,613	--	--	945,606
	2009	221,539	--	202,585	97,800	--	521,924
J. Paul Quinn (2)	2011	94,231	3,010	--	--	88,444	185,685
Former CFO	2010	175,000	10,000	224,200	--	--	409,194
	2009	172,307	--	41,278	45,640	--	259,226
Paul C. Bogonis (3)	2011	92,308	46,200	180,989	--	--	319,497
CFO	2010	--	--	--	--	--	--
	2009	--	--	--	--	--	--
Rob Cain (4)	2011	150,577	87,450	483,192	--	--	721,219
COO	2010	--	--	--	--	--	--
	2009	--	--	--	--	--	--

(1)
This column represents the aggregate grant-date fair value of the awards computed in accordance with FASB ASC Topic 718. These amounts reflect our accounting value for these awards and do not necessarily correspond to the actual value that may be realized by the named executive officer.

(2)	Mr. Quinn’s last day of employment with the Company was July 8, 2011.
(3)	Mr. Bogonis was appointed chief financial officer on July 11, 2011.
(4)	Mr. Cain was appointed our chief operating officer on January 31, 2011.
(5)	Consists of amounts paid to Mr. Quinn for severance and paid time off.

Employment Agreements With Our Named Executive Officers

We entered into an employment agreement on April 28, 2008 with Mr. Johnson, our chief executive officer.  On July 1, 2009, we entered into amendment agreement to that employment agreement. The table below summarizes the material terms of the employment agreement, as amended.

Base Salary	The annual base salary for Mr. Johnson is $225,000.
Annual Incentive Compensation
Mr. Johnson is entitled to an annual incentive compensation payment up to 50% of his base salary for the preceding fiscal year. See “Senior Management Incentive Plan—Base Incentive Plan,” below, for more information.

Severance
If we terminate their employment without cause, upon execution of a general release in favor of our company and compliance with post-termination obligations, each executive is entitled to receive a payment in an amount equal to 12 months of his then current base salary, payable in installments in accordance with our standard pay period practices.  If the termination of employment occurs within 12 months following a sale of our company or a merger involving an change in control, such executive is entitled to receive a payment in an amount equal to 12 months of his then current base salary plus 100% of his potential bonus, payable in installments in accordance with our standard pay period practices, and, if he adheres to the non-compete provision in his employment agreement, an additional lump sum payment of the same amount payable on the one year anniversary of termination. Certain actions, such as a reduction in responsibilities or base salary or a material reduction in benefits, other than reductions that are generally applicable to all of our executives, are deemed to be a termination of employment without cause.

Options
In connection with the entering into the employment agreement, we granted Mr. Johnson an option to purchase 400,000 shares of our common stock. The option was granted under our 2005 Equity Incentive Plan. Subject to their continued employment and subject to full acceleration in connection with a change in control, the options vested as to 25% on April 28, 2009, and the balance vests ratably over the 36 month period thereafter. In addition, if we terminate their employment without cause, the option will continue to vest in accordance with its terms.

We entered into an employment agreement on July 11, 2011 with Mr. Bogonis, our chief financial officer.

Base Salary	The annual base salary for Mr. Bogonis is $200,000.
Annual Incentive Compensation
Mr. Bogonis is entitled to an annual incentive compensation payment up to 50% of his base salary for the preceding fiscal year. See “Senior Management Incentive Plan—Base Incentive Plan,” below, for more information.

Options
In connection with the entering into of the employment agreement, we granted Mr. Bogonis an option to purchase 93,333 shares of our common stock. The option was granted under our 2010 Equity Incentive Plan. Option awards are granted in four Tranches with Tranche 1 shares having an option price of $3.00 per share and Tranches 2, 3, and 4 having an option price of $5.778 per share. Tranche 1 option awards vest fifty percent (50%) of the awarded shares upon Hale receiving cash proceeds in return on its Invested Capital in the Company and its subsidiaries which cash proceeds equal no less than one times its Invested Capital plus a four percent (4%) annual return on such Invested Capital, compounded annually (the “Tranche 1 Return”). Notwithstanding the foregoing and the failure of Hale to have achieved the Tranche 1 Return, Tranche 1 shares shall vest with respect to ten percent (10%) of such Tranche 1 shares on each of the first, second, and third anniversaries of the Effective Date, irrespective of whether such Tranche 1 shares were issued as of such dates subject to the Participant’s continued employment in good standing with the Company on each such anniversary. Tranche 2 option awards vest sixteen and sixty-five one hundredths percent (16.65%) upon Hale receiving cash proceeds in return on its Invested Capital in the Company and its subsidiaries which cash proceeds equal no less than two times its Invested Capital plus four percent (4%) annual return on such Invested Capital, compounded annually and subject to the Participant’s continued employment in good standing with the Company on the Tranche 2 vesting date. Tranche 3 option awards vest sixteen and sixty-five one hundredths percent (16.65%) upon Hale receiving cash proceeds in return on its Invested Capital in the Company and its subsidiaries which cash proceeds equal no less than three times its Invested Capital plus four percent (4%) annual return on such Invested Capital, compounded annually and subject to the Participant’s continued employment in good standing with the Company on the Tranche 3 vesting date. Tranche 4 option awards vest sixteen and sixty-seven one hundredths percent (16.67%) upon Hale receiving cash proceeds in return on its Invested Capital in the Company and its subsidiaries which cash proceeds equal no less than four times its Invested Capital plus four percent (4%) annual return on such Invested Capital, compounded annually and subject to the Participant’s continued employment in good standing with the Company on the Tranche 4 vesting date.

We entered into an employment agreement on January 31, 2011 with Mr. Cain, our chief operating officer.  On November 9, 2011, the Compensation Committee of the Board of Directors of the company acted by unanimous written consent to increase the base salary of  Mr. Cain from $150,000 annually to $200,000 annually. No other provisions of Mr. Cain’s employment agreement were changed.

Base Salary	The annual base salary for Mr. Cain is $200,000.
Annual Incentive Compensation
While Mr. Cain was not a named participant in the management incentive plan for 2011, the compensation committee of the company approved a discretionary bonus for Mr. Cain.  In 2012 Mr. Cain is entitled to an annual incentive compensation payment up to 50% of his base salary for the preceding fiscal year. See “Senior Management Incentive Plan—Base Incentive Plan,” below, for more information.

Options
In connection with the entering into of the employment agreement, we granted Mr. Cain an option to purchase 180,306 shares of our common stock. The option was granted under our 2010 Equity Incentive Plan. Option awards are granted in four Tranches with Tranche 1 shares having an option price of $3.00 per share and Tranches 2, 3, and 4 having an option price of $5.778 per share. Tranche 1 option awards vest fifty percent (50%) of the awarded shares upon Hale receiving cash proceeds in return on its Invested Capital in the Company and its subsidiaries which cash proceeds equal no less than one times its Invested Capital plus a four percent (4%) annual return on such Invested Capital, compounded annually (the “Tranche 1 Return”). Notwithstanding the foregoing and the failure of Hale to have achieved the Tranche 1 Return, Tranche 1 shares shall vest with respect to ten percent (10%) of such Tranche 1 shares on each of the first, second, and third anniversaries of the Effective Date, irrespective of whether such Tranche 1 shares were issued as of such dates subject to the Participant’s continued employment in good standing with the Company on each such anniversary. Tranche 2 option awards vest sixteen and sixty-five one hundredths percent (16.65%) upon Hale receiving cash proceeds in return on its Invested Capital in the Company and its subsidiaries which cash proceeds equal no less than two times its Invested Capital plus four percent (4%) annual return on such Invested Capital, compounded annually and subject to the Participant’s continued employment in good standing with the Company on the Tranche 2 vesting date. Tranche 3 option awards vest sixteen and sixty-five one hundredths percent (16.65%) upon Hale receiving cash proceeds in return on its Invested Capital in the Company and its subsidiaries which cash proceeds equal no less than three times its Invested Capital plus four percent (4%) annual return on such Invested Capital, compounded annually and subject to the Participant’s continued employment in good standing with the Company on the Tranche 3 vesting date. Tranche 4 option awards vest sixteen and sixty-seven one hundredths percent (16.67%) upon Hale receiving cash proceeds in return on its Invested Capital in the Company and its subsidiaries which cash proceeds equal no less than four times its Invested Capital plus four percent (4%) annual return on such Invested Capital, compounded annually and subject to the Participant’s continued employment in good standing with the Company on the Tranche 4 vesting date.

Senior Management Incentive Plans

During 2009 and the first half of 2010 we maintained a Base Incentive Plan and a Special Incentive Plan pursuant to which our named executive officers could earn a cash bonus equal to a percentage of their base salary  on achievement of specified performance goals, generally revenue and EBITDA targets.  No bonuses were awarded under the Base Incentive Plan or the Special Incentive Plan for 2010.  In 2011 our compensation committee determined to award Mr. Johnson $37,220, Mr. Bogonis $46,200, and Mr. Cain $87,450 under the Base Incentive Plan.

On July 2, 2010, we closed a Stock Purchase Agreement and related transactions with affiliates of Hale Capital Partners, L.P.  Those transactions resulted in a recapitalization of our company.  As part of the recapitalization, we also effected changes to our incentive compensation programs.  In particular we granted significant awards as a primary incentive to our management in connection therewith we discontinued the Base Incentive Plan and the Special Incentive Plan, in favor of a supplemental discretionary cash bonus program.  We also issued stock awards in payment of accrued and unpaid bonuses, and adopted the 2010 Stock Incentive Plan (see below).

Under our discretionary bonus system, our compensation committee determined to award Mr. Johnson with a $20,000 discretionary bonus and Mr. Quinn with a $10,000 discretionary bonus for services rendered in 2010.  The discretionary bonuses were granted in recognition of (i) the effort involved in completing the Securities Purchase Agreement and the recapitalization transaction, and (ii) the efforts and the progress that had been made in the second half of 2010 towards meeting the adjusted EBITDA target.

Stock Award Agreements

On July 2, 2010 we closed the transactions contemplated by the Securities Purchase Agreement with affiliates of Hale Capital Partners.  In connection with that transaction, and as a condition to the closing under the Securities Purchase Agreement we entered into stock award agreements with our employees who had earned compensation under our senior management incentive plans that had yet to be paid, including Messrs. Johnson and Quinn.  The stock award agreements were entered into to eliminate all accrued and unpaid incentive compensation owed to those employees.

Under the terms of our senior management incentive plans our named executive officers, and other senior management had earned certain bonus payments for fiscal 2008 and 2009.  Because of our cash position, we did not pay out those bonuses in the years that they were earned, but accrued the bonuses to be paid out when our capital position permitted.  Under the terms of the stock award agreements, each employee received 30% of his or her accrued incentive compensation in cash, which amounts are being withheld to pay applicable withholding taxes, and the balance in unregistered shares of our common stock, calculated on the basis of one share being issued for every $0.03852 of incentive compensation owed. In the aggregate, we paid $147,230 in cash and we issued 8,918,421 shares of our common stock to employees in cancellation of $490,768 of earned and unpaid incentive compensation. We paid $41,932 and issued 2,540,062 shares of our common stock to Mr. Johnson and we paid $20,533 and issued 1,243,827 shares of our common stock to Mr. Quinn in cancellation of $139,776 and $68,446 of accrued and unpaid incentive compensation that we owed to Messrs. Johnson and Quinn, respectively.

Option Grants under 2010 Stock Incentive Plan

On June 30, 2010, our board of directors approved the adoption of the Stock Incentive Plan which became effective on the closing of the Securities Purchase Agreement.  The 2010 Plan is intended to aid the Company in recruiting and retaining key employees, directors or consultants of outstanding ability and to motivate them by providing incentives through the granting of awards of stock options or other stock based awards.  The 2010 Plan is administered by the compensation committee of our board of directors.

Under the terms of the Securities Purchase Agreement, we were to issue approximately 70% of the options issuable under the 2010 Plan, on the closing of the Securities Purchase Agreement.  The remaining 30% of the options were to be reserved for awards to future senior management personnel.  The 2010 Plan provides that to the extent that the total number of shares authorized under the Plan from time to time have not been issued immediately prior to a Change of Control (as defined in the 2010 Plan), the Committee shall grant such unissued Shares in the form of awards under the 2010 Plan immediately prior to such Change of Control, subject to vesting and other terms and conditions of the Awards determined by the Committee.

Option awards under the 2010 Plan are granted in four Tranches with Tranche 1 shares having an option price of $3.00 per share and Tranches 2, 3, and 4 having an option price of $5.778 per share. Tranche 1 option awards vest fifty percent (50%) of the awarded shares upon Hale receiving cash proceeds in return on its Invested Capital in the Company and its subsidiaries which cash proceeds equal no less than one times its Invested Capital plus a four percent (4%) annual return on such Invested Capital, compounded annually (the “Tranche 1 Return”). Notwithstanding the foregoing and the failure of Hale to have achieved the Tranche 1 Return, Tranche 1 shares shall vest with respect to ten percent (10%) of such Tranche 1 shares on each of the first, second, and third anniversaries of the Effective Date, irrespective of whether such Tranche 1 shares were issued as of such dates subject to the Participant’s continued employment in good standing with the Company on each such anniversary. Tranche 2 option awards vest sixteen and sixty-five one hundredths percent (16.65%) upon Hale receiving cash proceeds in return on its Invested Capital in the Company and its subsidiaries which cash proceeds equal no less than two times its Invested Capital plus four percent (4%) annual return on such Invested Capital, compounded annually and subject to the Participant’s continued employment in good standing with the Company on the Tranche 2 vesting date. Tranche 3 option awards vest sixteen and sixty-five one hundredths percent (16.65%) upon Hale receiving cash proceeds in return on its Invested Capital in the Company and its subsidiaries which cash proceeds equal no less than three times its Invested Capital plus four percent (4%) annual return on such Invested Capital, compounded annually and subject to the Participant’s continued employment in good standing with the Company on the Tranche 3 vesting date. Tranche 4 option awards vest sixteen and sixty-seven one hundredths percent (16.67%) upon Hale receiving cash proceeds in return on its Invested Capital in the Company and its subsidiaries which cash proceeds equal no less than four times its Invested Capital plus four percent (4%) annual return on such Invested Capital, compounded annually and subject to the Participant’s continued employment in good standing with the Company on the Tranche 4 vesting date.

On December 9, 2010, our compensation committee approved the initial allocation of 832,438 NSO grants under the Stock Incentive Plan.  In connection with those grants we awarded Mr. Johnson an aggregate of 240,000 NSOs.  Overall, the awards under the Stock Incentive Plan were designed to create an equity pool equal to approximately 20% of the Company's fully-diluted outstanding common stock.  The awards granted to Mr. Johnson equate to approximately 4% of the fully-diluted outstanding common stock.. The exercise price and vesting terms of the NSOs are as set forth above.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of the fiscal year ended December 31, 2011.  None of our named executive officers hold any equity awards other than options.

OUTSTANDING EQUITY AWARDS AT FISCAL 2011 YEAR-END
	Option Awards
Name	Number of Securities Underlying Unexercised Option (#) Exercisable	Number of Securities Underlying Unexercised Option (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Option	Option Exercise Price ($)	Option Expiration Date
Douglas N. Johnson	0	40,028(3)	--	$5.78	12/9/2020
	11,901	24,160(1)	--	$3.00	12/9/2020
	0	40,148(4)	--	$5.78	12/9/2020
	0	40,028(2)	--	$5.78	12/9/2020
	25,021	59,122(1)	--	$3.00	12/9/2020
	5,334(5)	0	--	$5.25	4/28/2018
	26,666(5)	0	--	$5.25	12/17/2018
	4,000(5)	0	--	$5.25	11/26/2017

Paul C. Bogonis	0	15,540(3)	--	$5.78	7/26/2021
	2,842	29,825(1)	--	$3.00	7/26/2021
	0	14,000(1)	--	$3.00	7/26/2021
	0	15,586(4)	--	$5.78	7/26/2021
	0	15,540(2)	--	$5.78	7/26/2021

Rob Cain	0	30,021(2)	--	$5.78	2/28/2021
	0	30,021(3)	--	$5.78	2/28/2021
	0	30,111(4)	--	$5.78	2/28/2021
	14,341	48,766(1)	--	$3.00	2/28/2021
	0	27,046(1)	--	$3.00	2/28/2021

(1)
Award under the 2010 Stock Incentive Plan.  100% of the options vest upon the affiliates of Hale Capital Partners receiving cash proceeds in return on their invested capital (whether such cash derives from interest payments, debt repayment, dividends, distributions, sale of equity or otherwise) in the Company and its subsidiaries equal to no less than one times their invested capital, plus a four percent (4%) annual return on such invested capital, compounded annually and subject to the executive's continued employment in good standing on such vesting date. Notwithstanding the foregoing, ten percent (10%) of the options shall vest on the first anniversary of the grant date and 2.5% of the options at the end of each of the next eight quarters thereafter through the third anniversary of the Grant Date (for an aggregate of 30%), subject to the executive's continued employment in good standing with the Company on each such vesting date.

(2)
Award under the 2010 Stock Incentive Plan.  100% of the options vest upon the affiliates of Hale Capital Partners receiving cash proceeds in return on their invested capital (whether such cash derives from interest payments, debt repayment, dividends, distributions, sale of equity or otherwise) in the Company and its subsidiaries equal to no less than two times their invested capital plus a four percent (4%) annual return on such invested capital, compounded annually and subject to the executive's continued employment in good standing with the Company on such vesting date.

(3)
Award under the 2010 Stock Incentive Plan.  100% of the options vest upon the affiliates of Hale Capital Partners receiving cash proceeds in return on their invested capital (whether such cash derives from interest payments, debt repayment, dividends, distributions, sale of equity or otherwise) in the Company and its subsidiaries equal to no less than three times their invested capital plus a four percent (4%) annual return on such invested capital, compounded annually and subject to the executive's continued employment in good standing with the Company on such vesting date.

(4)	Award under the 2010 Stock Incentive Plan. 100% of the options vest upon the affiliates of Hale Capital Partners receiving cash proceeds on their invested capital (whether such cash derives from interest payments, debt repayment, dividends, distributions, sale of equity or otherwise) in the Company and its subsidiaries equal to no less than four times their invested capital plus a four percent (4%) annual return on such invested capital, compounded annually and subject to the executive's continued employment in good standing with the Company on such vesting date.
(5)	Award under the 2005 Equity Incentive Plan. The terms of each award reflected in the table above, in accordance with the terms of our 2005 Equity Incentive Plan, provides that:

•
if any surviving corporation or acquiring corporation in an acquisition (as such term is defined below) refuses to assume any awards or to substitute similar awards for those outstanding under the plan, then, generally, with respect to awards that would otherwise vest and become exercisable within one year of the closing of the acquisition, the vesting of such awards will accelerate and be fully vested and exercisable at least 30 days before the closing of the acquisition; and

•
if our company undergoes an acquisition and the surviving corporation or acquiring corporation does assume such awards (or substitutes similar awards for those outstanding under the plan), then, generally, the vesting of each such award will accelerate and be fully vested and exercisable if any of the following events occurs within one month before or 18 months after the effective date of the acquisition:

o	the person’s employment is terminated without cause;

o
the employee terminates his/her service because the principal place of the performance of his/her responsibilities and duties of is changed to a location more than 50 miles from his/her existing work location; or

o	the employee terminates his/her employment because there is a material reduction in his/her responsibilities and duties.

For purposes of our 2005 Equity Incentive Plan, the term “acquisition” generally means any consolidation or merger of our company with or into any other entity in which our stockholders before such consolidation or merger own less than 50% of the voting power immediately after such consolidation or merger, or a sale of all or substantially all of our assets.

Director Compensation

Director compensation for our non-employee directors is established by our full board of directors, including any employee directors.  Director compensation for non-employee directors is established annually in advance with consideration given to (i) compensation paid to directors of similarly situated public companies and (ii) our financial resources.

Non-employee directors are provided a payment of a $20,000 annual retainer with $5,000 paid quarterly.  Committee Chairpersons paid as follows:  Audit Committee $10,000 per annum, Compensation Committee $7,500 per annum, and Corporate Governance $5,000 per annum.  Each Committee is paid 25% of their annual payment quarterly.  In addition, our Board adopted a policy of reimbursing non-employee directors for open market purchases of the Company's stock in an amount of up to $7,500 each fiscal year.  We will compensate our non-employee directors in 2012 in a manner substantially similar.

The following table sets forth summary information concerning compensation paid or accrued for services rendered to us in all capacities by our non-employee directors for the fiscal year ended December 31, 2011.

2011 Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Options Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(1)	Total ($)
Steven J. Davis	25,000	--	--	--	--	7,500	32,500
Charles Hale (3)	20,000	--	--	--	--	--	20,000
Martin Hale (4)	27,500	--	--	--	--	--	27,500
David A. Rane	30,000	--	--	--	--		30,000

(1)	Represents amounts paid to directors to reimburse them for open market purchases of the Company's common stock during the year.

The table below discloses for each non-employee director the aggregate number of shares of our common stock subject to option awards outstanding at 2011 fiscal year end:

Steve J. Davis	5,334
Charles Hale	--
Martin Hale	--
David A. Rane	5,334

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of Related Party Transactions

It is our policy and procedure to have all transactions with a value above $120,000, including loans, between us and our officers, directors and principal stockholders and their affiliates, reviewed and approved by a majority of our board of directors, including a majority of the independent and disinterested members of our board of directors, and that such transactions be on terms no less favorable to us than those that we could obtain from unaffiliated third parties. We believe that all of the transactions described below were reviewed and approved under the foregoing policies and procedures.

Related Party Transactions

Since January 1, 2008, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party to in which the amount involved exceeds the lesser of (i) $120,000 and (ii) one percent of the average of our total assets at the end of our last two completed fiscal years, and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person's immediate family had or will have a direct or indirect material interest, other than the transactions described below.

On June 30, 2010, we entered into a securities purchase agreement (the "Hale Securities Purchase Agreement") with affiliates of Hale Capital Management, LP (collectively, "Hale"), pursuant to which in exchange for $10.5 million, we agreed to issue to Hale $10.5 million of senior secured notes, which we refer to as the "2010 notes" in this report, and 3,833,356 unregistered shares of our common stock.  We issued the 2010 notes and 3,006,570 shares of common stock to Hale at the closing of the transactions contemplated by the Hale Securities Purchase Agreement on July 2, 2010.  We issued the balance of the shares of common stock we agreed to issue following the filing of an amendment to our certificate of incorporation to increase our authorized capital stock, which we filed on September 2, 2010.  A summary of the material terms of the 2010 notes is set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Under the terms of the Hale Securities Purchase Agreement, we agreed to conduct a rights offering.  In connection with the rights offering, depending on the amount of capital it raises, we and Hale agreed that we would either redeem up to $3.0 million of principal of the 2010 notes or that Hale would exchange up to $3.0 million of principal of the 2010 notes for shares of our common stock.  The initial contemplated size of the rights offering may be reduced in response to comments received from the SEC.  The Company and Hale are working collectively to complete the rights offering in compliance with SEC rules and regulations. As part of an amendment to the Hale Securities Purchase Agreement entered into in August of 2011, the Company was released from its obligation to pursue the Rights Offering and Hale was released from its obligation to “backstop” up to $3.0 million of the Rights Offering by redeeming that portion of principal of the 2010 notes for common stock of the Company.

In connection with the Hale Securities Purchase Agreement, we entered into a registration rights agreement with Hale pursuant to which we have agreed to file a registration statement with the SEC for the resale of the shares issued and issuable to Hale under the Hale Securities Purchase Agreement.  The registration rights agreement contains penalty provisions in the event that we fail to file a registration statement before September 29, 2010, secure the effectiveness of the registration statement by November 28, 2010, or fail to maintain the effectiveness of the registration statement until the shares issued to Hale are sold or can be sold under Rule 144 without volume restrictions.  In addition to other remedies, in the event of any such breach, Hale shall be entitled to liquidated damages in the amount of 1% of the purchase price for the shares to be registered in such registration statement on the first day of each such default and each thirtieth day thereafter, pro-rated for a period that is less than 30 days. The registration statement covering the resale of the shares issued to Hale has not been declared effective.  Hale has waived any default relating to the initial effectiveness failure and we have amended the registration rights agreement to extend the registration statement effectiveness deadline to June 30, 2012.

Effective July 2, 2010, our board of directors appointed Mr. M. Hale to our board of directors pursuant to the terms of the Hale Securities Purchase Agreement. Mr. M. Hale is affiliated with Hale. Pursuant to the terms of that agreement, Charles Hale and David A. Rane are serving on our board of directors as designees of HCP-TELA, LLC, one of the holders of the 2010 notes, and such directors agreed to resign from their position as director if HCP-TELA, LLC were to so request in the future.

In addition, under the terms of Hale Securities Purchase Agreement, we and the holders of the 2010 notes agreed that we would take all necessary action to ensure that for so long as any of the 2010 notes are outstanding or at least 10% of the shares of common stock issued to the holders of the 2010 notes pursuant to the Hale Securities Purchase Agreement, our board of directors shall consist of not more than five directors. In addition, under the terms of Hale Securities Purchase Agreement, depending on whether any of the 2010 notes are outstanding and depending on the percentage of ownership the shares of common stock issued to the holders of the 2010 notes pursuant to the Hale Securities Purchase Agreement represent as compared to our then outstanding shares of common stock, we agreed to nominate and recommend for election at each annual (or special) meeting, or action in lieu of a meeting, of stockholders at which directors are to be elected a certain number of individuals designated by HCP-TELA, LLC to serve as directors. See "CORPORATE GOVERNANCE—Contractual Board Appointments."

We have purchased a policy of directors' and officers' liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.  In addition, we have entered into indemnification agreements with each of our directors and executive officers that require us to indemnify such persons, to the fullest extent authorized or permitted under Delaware law, against any and all costs and expenses (including attorneys', witness or other professional fees) actually and reasonably incurred by such persons in connection with the investigation, defense, settlement or appeal of any action, hearing, suit or other proceeding, whether pending, threatened or completed, to which any such person may be (1) made a witness by reason that such person is or was a director, officer, employee or agent of our company or otherwise acting at the request of our company or (2) made a party by reason the fact that such person is or was a director or executive officer, by reason of any action taken by him or of any action on his part while acting  as a director of our company, or by reason of the fact that he is or was serving at the request of our company as a director, officer, employer or agent of another entity whether serving in such capacity at the time of any liability or expense incurred. The indemnification agreements also require us to advance expenses incurred by directors and executive officers within 20 days after receipt of a written request. Additionally, the agreements set forth certain procedures that will apply in the event of a claim for indemnification thereunder, including a presumption that directors and executive officers are entitled to indemnification under the agreements and that we have the burden of proof to overcome that presumption in reaching any contrary determination. We are not required to provide indemnification under the agreements for certain matters, including: (1) indemnification beyond that permitted by applicable law; (2) indemnification for liabilities for which the executive officer or director is reimbursed pursuant to any insurance policy or other indemnity provision; (3) indemnification related to disgorgement of profits under Section 16(b) of the Exchange Act; or (4) in connection with certain proceedings initiated against us by the director or executive officer. The indemnification agreements require us to maintain directors' and executive officers' insurance in full force and effect while any director or executive officer continues to serve in such capacity and so long as any such person may incur costs and expenses related to indemnified legal proceedings.

REPORT OF THE AUDIT COMMITTEE

The following is the report of our audit committee with respect to our audited financial statements for the fiscal year ending December 31, 2011.

The purpose of our audit committee is to assist our board of directors in its general oversight of our financial reporting, internal controls and audit functions. Our audit committee is comprised solely of independent directors as defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq Listing Rules.

Our audit committee has reviewed and discussed the consolidated financial statements for the year ended December 31, 2011 with our management and Grant Thornton LLP, our independent registered public accounting firm.  Our management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Rule 13a-15(e) promulgated under the Securities Exchange Act of 1934); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13A-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

Our audit committee receives periodic updates on internal controls provided by our management and at each regularly scheduled audit committee meeting. Our audit committee also holds regular private sessions with Grant Thornton to discuss its audit plan for the year, and the results of its quarterly reviews and the annual audit. Our audit committee reviewed Grant Thornton's Report of Independent Registered Public Accounting Firm included in our annual report on Form 10-K for the year ended December 31, 2011 related to our consolidated financial statements. Our audit committee continues to oversee our efforts related to our internal control over financial reporting and management's preparations for the evaluation.

Our audit committee has discussed with Grant Thornton the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and PCAOB Auditing Standard No. 2, "An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements."  In addition, our audit committee has received the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding Grant Thornton's communications with our audit committee concerning independence, and our audit committee has discussed with the Grant Thornton its independence.

Based on their review of the consolidated financial statements and discussions with and representations from our management and Grant Thornton referred to above, our audit committee recommended to our board of directors that our audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

In accordance with audit committee policy and the requirements of law, our audit committee pre-approves all services to be provided by our external auditor, Grant Thornton LLP.  Pre-approval is required for audit services, audit-related services, tax services and other services.  In most cases, our full audit committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget.  In other cases, a designated member of our audit committee may have delegated authority from our audit committee to pre-approve additional services, and such pre-approval is later reported to the full audit committee.  See "Principal Accounting Fees and Services," below, for more information regarding fees paid to Grant Thornton LLP for services in fiscal year 2011.

This report is provided by the members of the audit committee of the board of directors set forth below.

David A. Rane
Steven J. Davis
Charles Hale

PRINCIPAL ACCOUNTING SERVICES AND FEES

The following table presents the fees paid for professional services rendered by Grant Thornton, for the audits of our annual financial statements and audit-related matters for the years ended December 31, 2011 and December 31, 2010, respectively and for tax services rendered by Smith Bunday Berman Britton for the year ended December 31, 2011 and Moss Adams for the year ended December 31, 2010.

	2011	2010
Audit Fees(1)	$165,863	$175,679
Audit-Related Fees(2)	8,500	9,500
Tax Fees(3)	110,618	107,561
All Other Fees(4)	27,081	32,171
Total	$312,062	$324,911

(1)
Audit Fees consist of fees billed for professional services rendered for the audits of our annual financial statements for the year indicated and for the review of the financial statements included in our quarterly reports for that year.

(2)
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under Audit Fees.

(3)
Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.  These services include assistance regarding federal and state tax compliance, acquisitions and tax planning.

(4)	All Other Fees consist of fees for products and services other than the services reported above.

The audit committee of our board of directors has determined that the rendering of all non-audit services by Grant Thornton is compatible with maintaining the auditor's independence. All non-audit related services in the above table were pre-approved and/or ratified by the audit committee of our board of directors. The audit committee of our board of directors approves non-audit services by Grant Thornton on an ad hoc basis, and has vested authority with Mr. Rane, the chairman of our audit committee, to approve non-audit services as needed.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 8,000,000 shares of common stock, $0.0001 par value, and 133,333 shares of preferred stock, $0.0001 par value.

Our preferred stock may be divided into such number or series as our board of directors may determine.  Our board of directors is authorized to determine and alter the rights, preferences and privileges granted to and imposed upon any wholly unissued series of preferred stock, and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock.  Our board of directors, within the limits and restrictions stated in any resolutions of our board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.  The following summary is qualified in its entirety by reference to our certificate of incorporation, certificate of designation and bylaws, copies of which are filed as exhibits to our previous filings with the Securities and Exchange Commission and are incorporated herein by this reference.

Common Stock

As of April 27, 2012, there were 4,820,098 shares of our common stock outstanding that were held of record by approximately 108 stockholders.  Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.  In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities.  The common stock has no preemptive, conversion or other rights to subscribe for additional securities.  There are no redemption or sinking fund provisions applicable to the common stock.  The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

We have never declared or paid any cash dividends on our common stock. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. In addition, we are restricted from paying any dividends on our common stock under the terms of our outstanding Senior Secured Notes dated July 2, 2010. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, any contractual restrictions, future prospects, applicable Delaware law, which provides that dividends are only payable out of surplus or current net profits, and such other factors as our board of directors may deem appropriate.

We have reserved an aggregate of 1,400,672 shares of common stock for issuance pursuant to the terms of our incentive plans and for outstanding securities that are exercisable for, convertible into or exchangeable for shares of our common stock.

Preferred Stock

As of April 27, 2012, we had no shares of preferred stock outstanding.

Provisions of Delaware Law and our Certificate of Incorporation and Bylaws with Anti-Takeover Implications

Certain provisions of Delaware law, our certificate of incorporation and bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of us.  These provisions, which are summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids.  These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.  We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms. Additionally, as a result of the Majority Holders collective ownership of approximately 84% of the common stock of the Company, the Majority Holders, by sale of a large block of their holdings, could affect a transfer of control of the Company.  Because the Majority Holders are private funds and are constantly engaged in reevaluating and revising their portfolios for their own internal purposes, they may seek to sell or transfer all or a controlling block of the common stock they hold for reasons that may or may not reflect conditions at the Company.  These provisions provide incentives for the Majority Holders to review and coordinate any such sale or transfer with the members of the Board of Directors, including those not serving at the direction of the Majority Holders, in connection with any action the Majority Holders may desire to take.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL.  In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner or the corporation opts out of Section 203 as described below.  The term “business combination” generally includes, among other things, (a) any merger or consolidation, (b) an asset transfer, (c) a stock issuance or transfer that increases the interested stockholder’s proportionate share, (d) any other transaction that increases the interested stockholder’s proportionate share, and (e) any receipt by the interested stockholder of financial benefits provided by or through the corporation.  The term “interested stockholder” includes, with certain exceptions, a person or entity that owns 15% or more of the corporation’s voting stock, or an affiliate or associate of the corporation that owned 15% or more of the corporation’s voting stock at any time during the three years prior to the determination of interested stockholder status.  Section 203 prohibits a business combination between a corporation and an interested stockholder unless one of the following is true:

•
before the stockholder became an interested stockholder, the board of directors approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, not counting shares owned by persons who are directors and also officers, and, in some instances, shares owned by employee stock plans; or

•
at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at an annual or special stockholders meeting by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

A Delaware corporation may opt out of Section 203 with either an express provision in its original certificate of incorporation or an amendment to its certificate of incorporation or bylaws approved by its stockholders by the affirmative vote of a majority of shares entitled to vote.  We have not opted out, and do not currently intend to opt out, of Section 203.  This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Certificate of Incorporation and Bylaw Provisions

The provisions of our certificate of incorporation and our bylaws described below could discourage potential acquisition proposals for our company and could delay or prevent a change of control of our company.  These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our company.  These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal.  These provisions also are intended to discourage certain tactics that may be used in proxy fights.  However, such provisions could have the effect of discouraging others from making tender offers for our common stock and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts.  Such provisions also may have the effect of preventing changes in our management.

Special Meetings of Stockholders

Special meetings of stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by our president and shall be called by our president or secretary at the request in writing of a majority of our board of directors, or at the request in writing of stockholders owning a majority in amount of our entire capital stock issued and outstanding and entitled to vote.  Because stockholders that do not own a majority in amount of our entire capital stock issued and outstanding and entitled to vote do not have the right to call a special meeting, a stockholder generally cannot force stockholder consideration of a proposal over the opposition of our board of directors by calling a special meeting of stockholders prior to the time our president or a majority of our board of directors believes the matter should be considered or until the next annual meeting.  The restriction on the ability of stockholders to call a special meeting means that a proposal to replace board members also can be delayed until the next annual meeting.

Blank-Check Preferred Stock

Our board of directors is authorized to issue, without any further vote or action by our stockholders, up to 133,333 shares of preferred stock in one or more series.  As a result, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for our common stockholders or otherwise be in their best interest.

Limitations of Director Liability and Indemnification Directors, Officers and Employees

As permitted by the DGCL, provisions in our certificate of incorporation limit or eliminate the personal liability of our directors.  Consequently, directors will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or
•	any transaction from which the director derived an improper personal benefit.

This limitation of liability does not alter director liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or rescission.

Our bylaws require us to indemnify our directors, officers, employees and agents to the extent permitted by Delaware law and we have entered into separate indemnification agreements with each of our directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty.  These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.  Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.  We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted.  We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

DELIVERY OF DOCUMENTS TO
MULTIPLE STOCKHOLDERS SHARING AN ADDRESS

Some banks, brokers and other nominee record holders participate in the practice of “householding”. This means that only one copy of this Information Statement may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy of this Information Statement to any stockholder upon written or oral request. To make such a request, please contact us at Telanetix, Inc., Corporate Secretary; 11201 SE 8th St. Suite #200, Bellevue, Washington 98004 or call us at (206) 621-3500. Any stockholder who wants to receive separate copies of any future annual report, proxy statement or information statement, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact his or her bank, broker, or other nominee record holder, or he or she may contact us at the above address and phone number.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Exchange Act, and, in accordance with these requirements, we are required to file periodic reports and other information with the Securities and Exchange Commission. The reports and other information filed by us with the Securities and Exchange Commission may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission as described below.

You may copy and inspect any materials that we file with the Securities and Exchange Commission at its Public Reference Room at 100 F Street, N.E., Washington, D.C. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the operation of the public reference rooms. The Securities and Exchange Commission also maintains an internet website at http://www.sec.gov that contains our filed reports, proxy and information statements, and other information that we file electronically with the Securities and Exchange Commission. Additionally, we make these filings available, free of charge, on our website at www.telanetix.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the Securities and Exchange Commission. The information on our website is not incorporated by reference into this document, and should not be relied upon in connection with making any investment decision with respect to our common stock.

By order of the Board of Directors:

/s/ Douglas N. Johnson
Douglas N. Johnson
Chief Executive Officer and Director

April 27, 2012